As filed with the Securities and Exchange Commission on May 1, 2024
File No. 333-____
___________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________________________

ORIGIN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-1192928 (I.R.S Employer Identification No.)

500 South Service Road East Ruston, Louisiana 71270 (Address of Principal Executive Offices)	71270 (Zip Code)

Origin Bancorp, Inc. Omnibus Incentive Plan
(Full title of the plan)
______________________

Drake Mills
Chairman, President and Chief Executive Officer
Origin Bancorp, Inc.
500 South Service Road East
Ruston, Louisiana 71270
Tel: (318) 255-2222
(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Mark C. Kanaly
Alston & Bird LLP
One Atlantic Center
1201 W Peachtree St NE #4900
Atlanta, GA 30309
Tel: (404) 881-7000
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE
Origin Bancorp, Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 675,000 shares of the Company’s common stock, par value $5.00 per share (“Common Stock”), that may be issued under the Origin Bancorp, Inc. Omnibus Incentive Plan (the “Plan”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.
(a)    The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
(b)    Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Chief Legal Counsel at the address and telephone number on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
 Item 3.    Incorporation of Documents by Reference.
The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.
We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 14, 2024, specifically incorporated by reference into our Annual Report on Form 10-K);
•our Current Reports on Form 8-K filed with the Commission on January 24, 2024 (solely with respect to item 8.01), February 9, 2024, April 24, 2024 (solely with respect to Item 8.01), and April 26, 2024;
•the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, on May 7, 2018, including any amendment or report filed with the SEC for purposes of updating such description; and
•all documents filed by us with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4.    Description of Securities.
 Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Sections 1-850 through 1-859 of the Louisiana Business Corporation Act (the “LBCA”), provide, in part, that Origin Bancorp, Inc. (referred to herein as the “Company”, the “Registrant” or “we”) may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the Company or (ii) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, we may also advance expenses to the indemnitee provided that the indemnitee delivers (a) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (b) a written undertaking to repay any funds advanced if (x) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (y) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, we have the power to obtain and maintain insurance with respect to any person who is or was acting on our behalf, regardless of whether we have the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, we maintain directors’ and officers’ liability insurance.
Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with a proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit the Company’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.
Our Articles of Incorporation contain indemnification provisions that require us to indemnify each of our directors and officers from and against any and all expenses, liabilities or other matters covered by the LBCA, as to action in his or her official capacity while holding office, to the fullest extent permitted by the LBCA. Our Articles of Incorporation provide for mandatory advancement of expenses of directors and officers, so long as we receive (i) a written affirmation from the director or officer of his or her good faith belief that he or she has satisfied the standard of conduct necessary for indemnification under the LBCA and our Bylaws and (ii) an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is later determined that he or she is not entitled to indemnification.
Our Articles of Incorporation permit, but do not require, us to grant rights to indemnification and advancement of expenses to any of our employees or agents, or to any director, officer, employee or agent of any of our subsidiaries, to the fullest extent permitted by the LBCA. Our Articles of Incorporation do not limit our ability to provide for additional rights to indemnification or advancement of expenses through our Bylaws, a resolution of stockholders or directors, an agreement or otherwise, as long as those rights are consistent with the LBCA.

The foregoing is only a general summary of certain aspects of Louisiana law and our governing documents addressing indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to our Articles of Incorporation, which are filed as an exhibit to this Registration Statement, and to the relevant provisions of the LBCA.
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, without limitation, 12 U.S.C. 1828(k).
Item 7.    Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38487) filed on April 28, 2020)
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38487) filed on April 28, 2020)
5.1*	Opinion of Alston & Bird LLP
23.1*	Consent of FORVIS, LLP
23.2*	Consent of Alston & Bird LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1	Origin Bancorp, Inc. Omnibus Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement filed on March 14, 2024)
107*	Calculation of Filing Fee Table
* Filed herewith.

Item 9.    Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective Registration Statement; and
(ii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ruston, State of Louisiana, on May 1, 2024.

ORIGIN BANCORP, INC.

By:	/s/ Drake Mills

Name:	Drake Mills
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Drake Mills and Derek McGee his or her true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacities indicated on May 1, 2024.

Signature	Title

/s/ Drake Mills	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Drake Mills

/s/ William J. Wallace, IV	Senior Executive Officer and Chief Financial Officer (Principal Financial Officer)
William J. Wallace, IV

/s/ Stephen H. Brolly	Senior Executive Officer and Chief Accounting Officer (Principal Accounting Officer)
Stephen H. Brolly

/s/ Daniel Chu	Director
Daniel Chu

/s/ James S. D’Agostino, Jr.	Director
James S. D’Agostino, Jr.

/s/ James E. Davison, Jr.	Director
James E. Davison, Jr.

/s/ Jay Dyer	Director
Jay Dyer

/s/ A. La’Verne Edney	Director
A. La’Verne Edney

/s/ Meryl Farr	Director
Meryl Farr

/s/ Richard Gallot, Jr.	Director
Richard Gallot, Jr.

/s/ Stacey W. Goff	Director
Stacey W. Goff

/s/ Michael A. Jones	Director
Michael A. Jones

/s/ Gary E. Luffey	Director
Gary E. Luffey

/s/ Farrell J. Malone	Director
Farrell J. Malone

/s/ Lori Sirman	Director
Lori Sirman

/s/ Elizabeth E. Solender	Director
Elizabeth E. Solender

/s/ Steven Taylor	Director
Steven Taylor